As filed with the Securities and Exchange Commission on May 8, 2015

Registration No. 333-198520

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 To

FORM S-3 REGISTRATION STATEMENT NO. 333-198520

UNDER

THE SECURITIES ACT OF 1933

CELLULAR DYNAMICS INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Wisconsin	26-1737267
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

525 Science Drive

Madison, Wisconsin 53711

(608) 310-5100

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Anna M. Geyso

Senior Vice President, General Counsel and Secretary

Cellular Dynamics International, Inc.

525 Science Drive

Madison, Wisconsin 53711

Telephone (608) 310-5100

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Morrison & Foerster LLP Shin-Marunouchi Building 29th Floor 5-1, Marunouchi 1-chome, Chiyoda-ku Tokyo 100-6529, Japan +81-3-3214-6522 Attention: Gary M. Smith, Esq. and Kenji P. Taneda, Esq.	Morrison & Foerster LLP 250 West 55th Street New York, NY 10019-9601, U.S.A. 212-468-8000 Attention: Jeffery Bell, Esq.

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement filed by Cellular Dynamics International, Inc. (the “Company”) on Form S-3 (the “Registration Statement”).

•	Registration Statement No. 333-198520, originally filed with the Securities and Exchange Commission (the “SEC”) on September 2, 2014.

The Company is filing this Post-Effective Amendment to its Registration Statement to withdraw and remove from registration any unissued and unsold securities issuable by the Company pursuant to the above referenced Registration Statement.

On May 1, 2015, pursuant to the Agreement and Plan of Merger, dated as of March 30, 2015 (the “Merger Agreement”), by and among FUJIFILM Holdings Corporation, a corporation organized under the laws of Japan (“Parent”), Badger Acquisition Corporation, a Wisconsin corporation and a wholly owned indirect subsidiary of Parent (“Purchaser”) and the Company, Purchaser merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned indirect subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the above referenced Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on this May 8, 2015.

Cellular Dynamics International, Inc.

By:	/s/ Anna M. Geyso
	Name:	Anna M. Geyso
	Title:	Senior Vice President, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.